Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIANCE SEMICONDUCTOR ANNOUNCES SPECIAL CASH DIVIDEND
SANTA CLARA, Calif.—(BUSINESS WIRE)—March 17, 2008—Alliance Semiconductor Corporation (ALSC.PK) announced today that its Board of Directors declared a special one-time cash dividend of $0.25 per share. The dividend is payable April 8, 2008 to shareholders of record as of March 31, 2008.
“The Board of Directors is pleased to return additional value to the Company’s stockholders through the payment of this dividend,” said Mel Keating, Alliance’s President and CEO. The dividend follows a special cash dividend of $3.75 per share that was paid to the Company’s stockholders on July 17, 2007. Mr. Keating added, “Management and the Board continue to evaluate alternatives for the direction of the Company, consistent with realizing value for the Company’s stockholders.”
Contacts:
Alliance Semiconductor Corporation, Santa Clara, CA
Melvin L. Keating, President and Chief Executive Officer
(408) 855-4900